Schedule 14A
                                 (Rule 14a-101)
                     Information Required in Proxy Statement
                            Schedule 14A Information

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive additional material
[ ]      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        LUND INTERNATIONAL HOLDINGS, INC.
                (Name of Registrant as Specified in Its Charter)
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ] Fee computed on table below per Exchange to which transaction applies:

(1)      Title of each class of securities to which transactions applies:
(2)      Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
(4)      Proposed maximum aggregate value of transaction:
(5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount previously paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing party:
(4)      Date Filed:

                                PRELIMINARY COPY


                        LUND INTERNATIONAL HOLDINGS, INC.

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1999

--------------------------------------------------------------------------------

The annual meeting of stockholders of Lund International Holdings, Inc. (the "Company") will be held at the offices of the Company, 911 Lund Boulevard, Anoka, Minnesota, on Tuesday, April 27, 1999 at 11:00 a.m. Central Daylight Time, for the following purposes:

1.   To set the number of members of the Board of Directors at seven.

2.   To elect six directors of the Company for the ensuing year.

3. To vote on a proposal by the Board of Directors to adopt the 1999 Stock Option Incentive Plan.

4.   To approve the convertibility of the Company's Series B Preferred Stock.

5. To approve the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent accountants for its 1999 fiscal year.

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record shown on the books of the Company at the close of business on March 18, 1999 will be entitled to vote at the meeting or any adjournment thereof. Each stockholder is entitled to one vote per share on all matters to be voted on at the meeting.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return your Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning the Proxy will help avoid further solicitation expense to the Company.

This Notice, the Proxy Statement and the enclosed Proxy are sent to you by order of the Board of Directors.


                                                        KATHY R. SMITH
                                                        Corporate Secretary
Date:             April 7, 1999
                  Anoka, Minnesota

                                PRELIMINARY COPY



                        LUND INTERNATIONAL HOLDINGS, INC.

--------------------------------------------------------------------------------


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 27, 1999

--------------------------------------------------------------------------------


                                  INTRODUCTION

Your Proxy is solicited by the Board of Directors of Lund International Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on April 27, 1999, at 11:00 a.m., Central Daylight Time, at the offices of the Company, 911 Lund Boulevard, Anoka, Minnesota, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting.

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers and employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Any stockholder giving a Proxy may revoke it at any time prior to its use at the Meeting by giving written notice of such revocation to the Secretary of the Company. In the absence of such specification, the Proxies will be voted in favor of the proposals set forth in the Notice of Annual Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

The mailing address of the Company's principal executive offices is 911 Lund Boulevard, Anoka, Minnesota 55303. The Company expects this Proxy Statement and the related Proxy and Notice of Annual Meeting will first be mailed to stockholders on or about April 7, 1999.

                      OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed March 18, 1999 as the record date for determining stockholders entitled to vote at the Annual Meeting. At the close of business on March 18, 1999, 6,310,782 shares of the Company's Common Stock, 1,493,398 shares of the Company's Class B-1 Common Stock and 323,830.3 shares of the Company's Series B Preferred Stock were issued and outstanding. The Common Stock is the only outstanding class of voting stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to approve the matters mentioned in the foregoing Notice of Annual Meeting. LIH Holdings, LLC, LIH Holdings II, LLC and LIH Holdings III, LLC own 26.7%, 13.9% and 9.3%, respectively, of the outstanding shares of Common Stock and have informed the Board of Directors that they intend to vote in favor of the proposals. Proxies indicating abstention from a vote and broker non-votes will be counted toward determining whether a quorum is present at the meeting; however, abstentions and broker non-votes will not be counted toward determining if a majority of the shares of Common Stock has voted affirmatively.

The following table provides information concerning the only persons or entities known to the Company to be beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock as of March 18, 1999:

                             PRINCIPAL STOCKHOLDERS


Name and Address of                     Amount and Nature of
Beneficial Owner                        Beneficial Ownership(1)                    Percent of Class
----------------                        -----------------------                    ----------------
LIH Holdings LLC
280 Park Avenue
New York NY  10017                            1,686,893(2)                              26.7%

LIH Holdings II LLC
767 Third Avenue
New York NY  10017                              874,400(2)                              13.9%

LIH Holdings III LLC
280 Park Avenue
New York NY  10017                              587,787(2)                               9.3%

Old World Industries, Inc.
4065 Commercial Avenue
Northbrook, IL  60062                           656,300(3)                              10.4%

Royce & Associates, Inc.
1414 Avenue of the Americas
New York, NY  10019                             599,950(4)                               9.5%



(1) Unless otherwise indicated, the person listed as the beneficial owner of the shares has sole voting and sole dispositive power over the shares.

(2) Based on a Schedule 13D filed with the Securities and Exchange Commission by LIH Holdings, LLC ("LIH"), LIH Investors, L.P., LIH Management, L.P., LIH, Inc., LIH Holdings II, LLC ("LIH II"), LIH Investors II, L.P., LIH Management II, L.P., Harvest Partners III, L.P., Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (Mit Haftungsbeschrankung), Harvest Associates III, LLC, LIH Holdings III, LLC("LIH III"; LIH, LIH II and LIH III are hereinafter referred to as "LIH Entities"), LIH Investors III, L.P., and LIH Management III, L.P., on behalf of themselves, indicating shared voting and dispositive power with respect to a total of 3,149,080 shares, representing an aggregate of 49.99% of the Common Stock outstanding. LIH Holdings, LLC holds 1,686,893 shares directly, LIH Holdings II, LLC holds 874,400 shares directly, and LIH Holdings III, LLC holds 587,787 shares directly. LIH Holdings II, LLC also owns 1,493,398 shares of nonvoting Class B-1 Common Stock and LIH Holdings III, LLC also owns 226,935.6 shares of nonvoting Series B Preferred Stock. If Proposal 4 is approved, the Series B Preferred Stock would be convertible on a ten for one basis into shares of voting Common Stock. Pursuant to a Second Amended and Restated Governance Agreement, dated December 22, 1998, among the Company, LIH, LIH II and LIH III, until September 9, 2000, the LIH Entities have agreed that they may not own more than 49.9% of the Company's Common Stock. LIH III has informed the Company that, if Proposal 4 is adopted, it intends to convert 78,023.6 shares of Series B Preferred Stock into 780,236 shares of Common Stock. The shares of Common Stock issuable upon such conversion are not included in the amounts set forth in the table.

(3) Based on a Schedule 13D filed with the Securities and Exchange Commission by Old World Industries, Inc., Frederic M. Schweiger, J. Thomas Hurvis, Riaz H. Waraich, James A. Bryan, Richard J. Jago and Mac M. Churchill, on behalf of themselves, indicating shared voting and dispositive power.

(4) Based on a Schedule 13G/A filed with the Securities and Exchange Commission by Royce & Associates, Inc. and Charles M. Royce, on behalf of themselves.

On September 9, 1997, LIH purchased 1,686,893 shares of Common Stock from Allan
W. Lund and certain affiliates and family members of Mr. Lund. On December 30, 1997, LIH II purchased 874,400 shares of Common Stock and 1,493,398 shares of Series A Preferred Stock from the Company. The Series A Preferred Stock was converted to Class B-1 Common Stock at the 1998 Annual Stockholders Meeting. On December 23,

1998, LIH III purchased 587,787 shares of Common Stock and 179,316.6 shares of Series B Preferred Stock from the Company. On January 28, 1999, LIH III purchased an additional 47,619 shares of Series B Preferred Stock from the Company.

Pursuant to the terms of the Second Amended and Restated Governance Agreement, dated December 22, 1998 (the "Amended Agreement"), LIH, LIH II, LIH III and their affiliates are restricted from taking certain actions, as more fully described in Proposal 4.

                            MANAGEMENT STOCKHOLDINGS

The following table sets forth the number of shares of the Company's Common Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table and by all directors, nominees and executive officers as a group, as of March 18, 1999:


Name of Persons or                           Amount and Nature of
Identity of Group                          Beneficial Ownership (1)                Percent of Class
-----------------                          ------------------------                ----------------
David E. Dovenberg                                  14,300(2)                             **

Ira D. Kleinman                                  3,155,080(3)                           49.9%

Robert R. Schoeberl                                 10,000(4)                             **

Dennis W. Vollmershausen                             4,000(5)                             **

Harvey J. Wertheim                               3,155,080(3)                           49.9%

Lawrence C. Day                                      6,000(6)                             **

James T. Jurinak                                           --                             **

Kenneth L. Holbrook                                  8,000(7)                             **

Stephen S. Treichel                                 18,000(8)                             **

All directors, nominees and
executive officers as a group (12                3,228,380(9)                           51.2%
persons)


--------------------------------------------------------------------------------
**    less than 1%
(1) Unless otherwise indicated, the person listed as the beneficial owner of the shares has sole voting and sole investment power over the shares.
(2) Includes options to purchase 12,000 shares, 4,000 of which are exercisable at $13.875 per share, 2,000 of which are exercisable at $13.50 per share, 2,000 of which are exercisable at $11.25 per share, 2,000 of which are exercisable at $11.375 per share and 2,000 which are exercisable at $7.25.
(3) Includes options to purchase 6,000 shares, 2,000 of which are exercisable at $13.875 per share, 2,000 of which are exercisable at $11.25 per share and 2,000 which are exercisable at $7.25 per share. Messrs. Wertheim and Kleinman are affiliates of the LIH Entities. LIH holds 1,686,893 shares directly, LIH II holds 874,400 shares directly and LIH III holds 587,787 shares directly. LIH II also owns 1,493,398 shares of nonvoting Class B-1 Common Stock and LIH III also owns 226,935.6 shares of nonvoting Series B Preferred Stock. If Proposal 4 is adopted, it intends to convert 78,023.6 shares of Series B Preferred Stock into 780,236 shares of Common Stock. The shares of Common Stock issuable upon such conversion are not included in the amounts set forth in the table.
(4) Includes options to purchase 8,000 shares, 2,000 of which are exercisable at $11.50 per share, 2,000 of which are exercisable at $11.25 per share, 2,000 of which are exercisable at $11.375 per share and 2,000 which are exercisable at $7.25 per share.
(5) Consists of options to purchase 4,000 shares, 2,000 of which are exercisable at $14.00 per share and 2,000 of which are exercisable at $11.375 per share.
(6) Consists of options to purchase 6,000 shares, 2,000 of which are exercisable at $13.875 per share, 2,000 of which are exercisable at $11.375 per share and 2,000 which are exercisable at $7.25.

(7) Consists of options to purchase 8,000 shares which are exercisable at $13.00 per share.
(8) Consists of options to purchase 18,000 shares which are exercisable at $13.875 per share.
(9) Notes 2-9 are incorporated herein by reference. Includes options to purchase 74,000 shares of Common Stock.


                              ELECTION OF DIRECTORS

PROPOSAL 1.

The Bylaws of the Company provide that the number of directors shall be determined by the stockholders at each annual meeting. The Board of Directors recommends that the number of directors be set at seven (7). Each Proxy will be voted for or against such number or not voted at all as directed in the Proxy. The adoption of the resolution to set the number of directors requires the affirmative vote of a majority of the shares represented in person or by Proxy at the meeting.

PROPOSAL 2.

In the election of directors, each Proxy will be voted for each of the nominees listed herein unless the Proxy withholds a vote for one or more of the nominees. Each person elected as a director shall serve for a term of one year and until his successor is duly elected and qualified. All of the nominees are members of the present Board of Directors. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the Proxies solicited by the Board of Directors shall be voted by the Proxy representative for such substitute nominee as is selected by the Board or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence. The election of each nominee requires the affirmative vote of a majority of the shares represented in person or by Proxy at the meeting.

The Board of Directors has proposed a slate of six nominees. It intends to identify a seventh nominee shortly and, through Board action, to elect such person to the vacant director position. The composition of the Company's Board of Directors is subject to the Amended Agreement ("Amended Agreement"). The Amended Agreement provides that LIH, LIH II, LIH III and the Company shall use their best efforts to maintain a seven-member Board of Directors, consisting of one LIH director (Mr.Kleinman); one LIH II director (Mr. Wertheim); the Company director (Mr. Vollmershausen, Chief Executive Officer); and four independent directors (currently, Messrs. Day, Dovenberg, and Schoeberl).

The following table provides certain information with respect to the nominees for director.

                                            Current Position(s)         Director    Principal Occupation(s) During
Name of Nominee                   Age       with Company                 Since      The Past Five Years
---------------                   ---       ------------                 -----      -------------------

Lawrence C. Day                    49       Director                      1997      Chief Operating Officer of TBC Corp., a
                                                                                    distributor of tires to the automotive
                                                                                    industry, since April 1998; Chief Executive
                                                                                    Officer and Director of Monro Muffler and
                                                                                    Brake, an auto service retailer, from July
                                                                                    1993 to March 1998.

David E. Dovenberg                 54       Director                      1994      Chief Financial Officer of Universal Hospital
                                                                                    Services, a provider of movable medical
                                                                                    equipment through Pay-Per-Use Equipment
                                                                                    Management Programs, from May 1988 to March
                                                                                    1998, then Chief Executive Officer.

Ira D. Kleinman                    42       Director                      1997      General Partner of Harvest Partners, Inc., a
                                                                                    private equity investment firm, since 1982.

Robert R. Schoeberl                63       Director                      1997      Retired executive of Montgomery Ward since
                                                                                    1994, where he spent 35 years.  Member of the
                                                                                    Board of Directors of the Automotive
                                                                                    Foundation for the Aftermarket and member of
                                                                                    the Automotive Parts and Accessories
                                                                                    Association.

Dennis W. Vollmershausen           55       Director                      1997      President and Chief Executive Officer of Lund
                                                                                    International Holdings, Inc. and its
                                            President and Chief           1998      subsidiaries, since October 1998; Chairman of
                                            Executive Officer                       the Board of London Machinery, Inc., an
                                                                                    equipment manufacturing company, since
                                                                                    January 1990; Executive Vice President of
                                                                                    Champion Road Machinery Limited, a
                                                                                    construction equipment manufacturing
                                                                                    company, from August 1996 to June 1997 and,
                                                                                    from June 1997 to August 1998, President
                                                                                    and Chief Executive Officer.

Harvey J. Wertheim                 59       Director                      1997      Chief Executive Officer of Harvest Partners,
                                                                                    Inc., a private equity investment firm, since
                                                                                    1981.


                          COMMITTEE AND BOARD MEETINGS

The Company's Board of Directors has an Audit Committee which reviews with the Company's independent accountants the annual financial statements and the results of the annual audit. The Audit Committee members currently are David E. Dovenberg, Robert R. Schoeberl and Harvey J. Wertheim. The Audit Committee met one time during the year ended December 31, 1998.

The Company's Board of Directors has a Compensation Committee which makes recommendations to the Board of Directors as to (i) the salaries of certain executive officers; and (ii) bonuses and other incentive arrangements. It also reviews and approves, or makes recommendations to the Board of Directors on, any proposed plan or program for the benefit of any of the Company's executive officers. The Compensation Committee members currently are Robert R. Schoeberl, Lawrence C. Day and David E. Dovenberg. The Compensation Committee met one time during the year ended December 31, 1998.

The Board does not have a nominating committee.

During the year ended December 31, 1998, the Board held eight meetings. Each incumbent director attended 75% or more of the meetings of the Boards and of the meetings of Committees of which he was a member.

                              CERTAIN TRANSACTIONS

Messrs. Kleinman and Wertheim are affiliates of Harvest Partners, Inc. ("Harvest"), which has performed various financial advidory and investment banking services to the Company pursuant to the terms of the Services Agreement, dated as of September 9, 1997. In 1998, payment by the Company to Harvest pursuant to the Management Services Agreement totaled $3,312,500, plus payment by the Company to Harvest for the reimbursement of certain travel and other expenses incurred on behalf of the Company. The $3,312,500 consisted of the following fees: (1) $1,337,500 in closing fees for the Auto Ventshade Company acquisition; (2) $175,000 in ongoing management fees; and (3) $1,800,000 in closing fees related to the acquisition of Deflecta-Shield Corporation.

On December 22, 1998, LIH III, an affiliate of Harvest, purchased from the Company 587,787 shares of Common Stock and 179,316.6 shares of Series B Preferred Stock. On January 28, 1999, LIH III purchased an additional 47,619 shares of Series B Preferred Stock. Both transactions are more fully described in Proposal 4.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to officers, directors and greater than ten percent stockholders were satisfied for the year ended December 31, 1998.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

The executive officers and key employees of the Company as of March 18, 1999 are as follows:

DENNIS W. VOLLMERSHAUSEN, 55, joined the Company in October 1998 as President and Chief Executive Officer. From August 1996 to June 1997, Mr. Vollmershausen was the Executive Vice President of Champion Road Machinery, Ltd., a manufacturer of construction equipment and from June 1997 to August 1998 was President and Chief Executive Officer. Since January 1990, Mr. Vollmershausen has also served as Chairman of London Machinery, Inc., a manufacturer of transit mixers.

JAMES P. CHICK, 43, joined the Company in April 1998, following the acquisition of Deflecta-Shield Corporation, as the President of Trailmaster Products, Inc. In October 1998, he was named Vice President and General Manager of the Company's Suspension Division. From February 1996 until February 1998, he was the President of Trailmaster Products, Inc. From July 1994 until February 1996, he was the Marketing Manager of Mr. Gasket Co., a performance automotive parts company.

JOHN A. DANIELS, 62, joined the Company in March 1998, following the acquisition of Deflecta-Shield, as the President of Belmor Autotron, the Heavy Truck Division of the Company. From June 1990 until January 1996, he was the Vice President and General Manager of Belmor Autotron, a subsidiary of Deflecta-Shield and in January 1996 he was named President.

RONALD C. FOX, 58, joined the Company in March 1998 and was named Chief Financial Officer of the Company in May 1998. From October 1996 to March 1998, he was Chief Financial Officer of Deflecta-Shield Corporation, a subsidiary of the Company. From November 1994 to December 1996, Mr. Fox was the Chief Financial Officer of SSDS, Inc., a systems integration firm. From August 1988 to September 1994, Mr. Fox was the Chief Financial Officer of Bestop, Inc., a manufacturer of automotive accessories.

KENNETH L. HOLBROOK, 43, joined the Company in March 1998 as Vice President of Sales. From February 1992 until February 1998, Mr. Holbrook was the Vice President of OEM and Aftermarket Sales for Bestop, Inc., a manufacturer of sport utility vehicle soft and hard top systems, associated accessories and seating systems.

JAMES T. JURINAK, 49, joined the Company in March 1998 as Vice President and General Manager. From December 19, 1996 to March 1998, Mr. Jurinak was Vice President and General Manager of Deflecta-Shield Corporation, a subsidiary of the Company. From November 1994 to December 1996, Mr. Jurinak was Vice President and General Manager of Menasha Corp., a manufacturer and distributor of polymer plastics.

ASA R. PHILLIPS, 67, joined the Company in December 1998 as the President and CEO of Auto Ventshade, following the acquisition of Auto Ventshade by the Company. He has held the same position with Auto Ventshade since 1955.

STEPHEN S. TREICHEL, 54, joined the Company in October 1995 as Vice President of Information Systems. From 1993 to October 1995, Mr. Treichel was the President of Process Management International, a management consulting firm.

J. TIMOTHY YUNGERS, 42, joined the Company in September 1998 as Director of Human Resources and in March 1999 was named Vice President of Human Resources. From November 1995 to September 1998, Mr. Yungers was the Director of Human Resources for Century Circuits & Electronics, Inc., a manufacturer of flexible circuit boards. From 1988 to 1990, Mr. Yungers was the Assistant Controller for Anagram, International, Inc., a manufacturer of consumer products and industrial packaging and, from 1990 to 1995, he was the Manager of Human Resources.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following summary Compensation Table shows certain compensation information for the Chief Executive Officer and other executive officers who received total annual salary and bonuses in excess of $100,000 in the year ended December 31, 1998. This information includes the dollar value of base salaries and bonus awards and certain other compensation, if any. The Company changed its fiscal year end from June 30 to December 31 of each year, beginning December 31, 1997. Information is provided for the calendar years ended December 31, 1998 and 1997 and the fiscal year ended June 30, 1997.

                                                                      Restricted         Securities         All Other
Name and Principal                          Salary         Bonus         Stock           Underlying       Compensation
Position at 12/31/98          Year           ($)            ($)        Awards ($)       Options/SARs(#)         ($)
--------------------          ----         --------       -------      ----------      ---------------    ------------

Dennis W. Vollmershausen     1998         62,664(1)          --          --                250,000
President and Chief
Executive Officer

James T. Jurinak             1998        117,900(2)          --          --                 40,000         61,813(3)
Vice President and General   1998
Manager

Kenneth L. Holbrook          1998         126,973(4)         --          --                 40,000         51,066(3)
Vice President of Sales

Stephen S. Treichel          1998         107,945            --          --                   --
Vice President of            1997          98,982          3,510(5)      --                 30,000
Information Systems       FY 1997          91,800            --          --                   --

William J. McMahon           1998         167,307(6)         --          --                   --           92,416(6)
President and Chief          1997         189,615            --          --                   --            5,988(7)
Executive Officer         FY 1997         180,000            --          --                   --            5,366(7)


William H. Toms              1998         115,598(8)         --          --                  --            61,950(8)
Vice President of            1997         120,749          2,950(5)      --                  --             3,706(7)
Operations                FY 1997         115,000            --          --                  --             1,084(7)


(1)   Mr. Vollmershausen joined the Company in October 1998.
(2)   Mr. Jurinak joined the Company in March 1998.
(3) The Company reimbursed Messrs. Jurinak and Holbrook the amounts shown with respect to moving and relocation expenses.
(4)   Mr. Holbrook joined the Company in March 1998.
(5)   The bonus amount shown was earned in 1996 but paid in 1997.
(6) Mr. McMahon resigned from the Company in September 1998 and entered into a severance agreement. Pursuant to such agreement, Mr. McMahon received, and will continue to receive, his normal compensation package for one year from his date of resignation. In 1998, his employment compensation was $167,307 and his severance compensation was $69,231. In addition, Mr. McMahon received $17,511 in lieu of his vacation and the Company contributed $5,674 to his retirement plan.
(7) The Company contributed the amounts shown to the retirement plans of Messrs. McMahon and Toms in 1997 and 1996, respectively.
(8) Mr. Toms resigned from the Company in November 1998. Pursuant to a settlement and release of claims agreement, Mr. Toms received a payment of $60,375 and the Company contributed $1,575 to his retirement plan.


                              DIRECTOR COMPENSATION

In 1998, all non-employee directors (with the exception of Messrs. Kleinman and Wertheim, who received only the reimbursement of their out-of-pocket expenses) received $1,500 per quarter, $500 per meeting attended in person, $100 per meeting attended telephonically and $500 per committee meeting attended in person, in addition to out-of-pocket expenses incurred on behalf of the Company.

Beginning in 1999, all non-employee directors (with the exception of Messrs. Kleinman and Wertheim) will receive $2,500 per quarter, $700 for each meeting they attend in person, $300 for each meeting they attend telephonically and $500 for each committee meeting they attend in person, in addition to out-of-pocket expenses incurred on behalf of the Company. In addition, pursuant to the Company's 1992 Non-Employee

Director Stock Option Plan, as amended, directors who served on the last day of a fiscal year receive options to purchase 2,000 shares of Common Stock, at the fair market value on the date of grant.


                            EMPLOYMENT AND SEVERANCE
                                   AGREEMENTS

EMPLOYMENT AGREEMENTS

The Company has employment agreements with Dennis W. Vollmershausen, Ronald C. Fox, James T. Jurinak, Stephen S. Treichel, Kenneth L. Holbrook and other members of the Company's management team. The agreements include certain non-disclosure provisions and provide that if the Company terminates the employee without cause, the employee is entitled to a payment equal to between six and nine months' base salary. Mr. Vollmershausen's compensation package is detailed in the Compensation Committee Report, below.

In connection with the commencement of his service as Chief Financial Officer, Mr. Fox and the Company entered into an Employment Agreement dated as of May 27, 1998 (the "Fox Employment Agreement"). The Fox Employment Agreement provides for
(i) a base salary of $130,000 per annum; (ii) an annual bonus in accordance with the Company's Short Term Incentive Plan for each year, as approved by the Company's Board of Directors; (iii) three weeks of paid vacation per annum; (iv) participation in the Company's employee benefit plans as applicable to its executive officers; (v) an automobile allowance in accordance with the Company's regular policy for senior executive officers; (vi) reimbursement for relocation expenses in accordance with the Company's relocation policy; (vii) a grant of options to purchase 40,000 shares of Company Common Stock at fair market value, as defined in the Company's 1998 Stock Option Incentive Plan; and (viii) relocation costs associated with a future move to Colorado if Mr. Fox's employment with the Company is terminated, whether voluntarily or involuntarily, prior to April 2, 2001.

In connection with the commencement of his service as Vice President and General Manager, Mr. Jurinak and the Company entered into an Employment Agreement dated as of March 26, 1998 (the "Jurinak Employment Agreement"). The Jurinak Employment Agreement provides for (i) a base salary of $143,000 per annum; (ii) an annual bonus in accordance with the Company's Short Term Incentive Plan for each fiscal year, as approved by the Company's Board of Directors; (iii) three weeks of paid for 1998 and four weeks of paid vacation per year beginning in 1999; (iv) participation in the Company's employee benefit plans as applicable to its executive officers; (v) an automobile allowance in accordance with the Company's regular policy for senior executive officers; (vi) reimbursement for relocation expenses in accordance with the Company's relocation policy; (vii) a grant of options to purchase 40,000 shares of Company Common Stock at fair market value, as defined in the Company's 1998 Stock Option Incentive Plan; and
(viii) one year's base salary in the event of a "Change of Control" as defined in the Jurinak Employment Agreement.

In connection with the commencement of his service as Vice President of Sales, Mr. Holbrook and the Company entered into an Employment Agreement dated February 10, 1998 (the "Holbrook Employment Agreement"). The Holbrook Employment Agreement provides for (i) a base salary of $150,000 per annum; (ii) an annual bonus in accordance with the Company's Short Term Incentive Plan for each year, as approved by the Company's Board of Directors; (iii) three weeks of paid vacation per annum; (iv) participation in the Company's employee benefit plans as applicable to its executive officers; (v) an automobile allowance in accordance with the Company's regular policy for senior executive officers; (vi) reimbursement for relocation expenses in accordance with the Company's relocation policy; and (vii) a grant of options to purchase 40,000 shares of Company Common Stock at fair market value, as defined in the Company's 1998 Stock Option Incentive Plan.

In connection with the commencement of his service as Vice President of Strategic and Human Systems, and subsequently as Vice President of Information Systems, Mr. Treichel and the Company entered into an Employment Agreement dated October 4, 1995 (the "Treichel Employment Agreement"). The Treichel

Employment Agreement provides for (i) a base salary of $90,000 per annum, which amount increased to $110,000 per annum for 1998; (ii) ) an annual bonus in accordance with the Company's Short Term Incentive Plan for each year, as approved by the Company's Board of Directors; (iii) three weeks of paid vacation per annum; and (iv) participation in the Company's employee benefit plans as applicable to its executive officers.

SEVERANCE AGREEMENTS

In connection with William J. McMahon's resignation as Chief Executive Officer and President of the Company, Mr. McMahon and the Company entered into a Severance Agreement dated September 11, 1998. Under the agreement, Mr. McMahon will receive severance compensation equal to his annual base compensation at the rate then paid and any benefits that he was receiving at the time of this resignation, for a period of one year, or an aggregate of $225,000.

In connection with Jay M. Allsup's resignation as Chief Financial Officer of the Company, Mr. Allsup and the Company entered into a Complete and Permanent Waiver Agreement and General Release of Claims dated September 7, 1998. Under the agreement, Mr. Allsup received severance compensation equal to six months of his annual base compensation at the rate then paid, or $65,000.

In connection with Richard Minehart Jr.'s resignation as Chief Operating Officer of the Company, Mr. Minehart and the Company entered into a Complete and Permanent Waiver Agreement and Release of Claims dated July 23, 1998. Under the agreement, Mr. Minehart received $160,000 pursuant to a Change of Control provision in his employment agreement with Deflecta-Shield Corporation, a subsidiary of the Company, and $96,000 for settlement consideration.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                                                                    Number of Securities            Value of Unexercised
                                                   Value           Underlying Unexercised           in-the-Money Options
                             Shares Acquired     Realized      Options at Fiscal Year End (#)      at Fiscal Year-End ($)
Name                          on Exercise         ($)(1)          Exercised/Unexercisable       Exercisable/Unexercisable(2)
----                          ------------        ------          -----------------------       ----------------------------
                                 (#)(1)
Dennis W. Vollmershausen           --               --                  4,000 exercisable                    --
                                                                    250,000 unexercisable                    --
                                   --               --
Ronald C. Fox                                                               0 exercisable                    --
                                                                     40,000 unexercisable                    --

James T. Jurinak                   --               --                      0 exercisable                    --
                                                                     40,000 unexercisable                    --

Kenneth L Holbrook                 --               --                  8,000 exercisable                    --
                                                                     32,000 unexercisable                    --

Stephen S. Treichel                --               --                 18,000 exercisable                    --
                                                                     12,000 unexercisable                    --

---------------------------------------------------------------------------------------------------------------


(1) No options were exercised by the named executive officers in the year ended December 31, 1998.

(2)   As of December 31, 1998, none of such options were in-the-money.

                          COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company's Board of Directors, which is composed entirely of independent, outside directors, establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company. The Compensation Committee intends to undertake a comprehensive review of the Company's compensation policies in 1998, including review of executive compensation levels, review of the short term bonus plan and the development of a comprehensive option grant program.

There are three major current components of the Company's compensation program:
Base Salary, Short Term Incentive Awards and Long Term Incentive Compensation.

BASE SALARY

A competitive base salary is vital to support the philosophy of management development and career orientation of executives and is consistent with the long-term nature of the Company's business.

Salary levels and adjustments to salaries are a result of competitive positioning (how the Company's salary structure for comparable positions compares with that of other companies), individual annual reviews, as well as business performance and general economic factors. There is no specific weighting of these factors. The Compensation Committee believes that the base salaries of the Company's executive officers are competitive. Executive officers receive an annual performance review and, based upon such review, may receive an adjustment in base salary.

SHORT TERM INCENTIVE AWARDS

Short-term incentive awards to executives are granted in cash pursuant to the Company's Short Term Incentive Plan, which recognizes each executive's contributions to the business. The Short Term Incentive Plan, which is adopted annually, sets profitability goals at both minimum and maximum levels.

In adopting the Short Term Incentive Plan, the Compensation Committee considers several factors, including the Company's competitive position, the risks and rewards inherent in expanding the Company's product offering and any improvement in the Company's performance.

The specific bonus an executive receives is primarily dependent on overall Company performance. While assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise and management skills, the Company's philosophy has been that all executive officers should be focused on the Company's performance, not departmental performance. The Company believes qualities such as team building, rather than particularism, should be rewarded and that this is best accomplished by compensating individuals based primarily on overall Company performance.

There were no awards given under the Company's 1998 Short Term Incentive Plan as the Company did not achieve the threshold level for payment under the Plan.

LONG TERM INCENTIVE COMPENSATION

Aligning the interests of the Company's executive officers with those of the stockholders is accomplished through stock options which provide longer term incentives directly related to improvement in long-term stockholder value. The Compensation Committee believes that it is important for the Company's executive officers to focus not just on short term achievements, but on the long term financial health and development of the Company. Accordingly, options for 374,000 shares were granted to five executives during the year ended December 31, 1998.

MR. VOLLMERSHAUSEN'S COMPENSATION

In connection with the commencement of his service as President and Chief Executive Officer of the Company, the Compensation Committee recommended, and the Board of Directors approved, a compensation package for Mr. Vollmershausen which consists of the following provisions: (i) a three year term ("initial term") with a base salary of $250,000 which may be increased at any time during his employment term by approval by the Board of Directors; (ii) an annual bonus which shall not be less than an amount equal to 10% of Mr. Vollmershausen's base salary based upon certain minimum financial results achieved by the Company;
(iii) four weeks of paid vacation per year; (iv) participation in the Company's employee benefit plans as applicable to its executive officers, with the Company paying all premiums, co-payments and deductible expenses; (v) an automobile allowance in accordance with the Company's regular policy for senior executive officers; (vi) reimbursement for the costs of complete annual physical examinations; (vii) reimbursement for the cost of preparing his income tax returns for the U.S. and Canada, where Mr. Vollmershausen is a resident, and one-time fees for estate planning consultation as a result of his U.S. and Canadian tax status; (viii) the rental expense for a period of six months for the use of an apartment in Minnesota; and (ix) a grant of options to purchase 250,000 shares of Company Common Stock at fair market value, as defined in the Company's 1998 Stock Option Incentive Plan. Mr. Vollmershausen's employment agreement also contains certain confidentiality and non-competition restrictions. At the end of the initial term, the employment agreement will be renewed automatically for successive periods of one (1) year.

In addition, the agreement provides that upon termination of Mr. Vollmershausen's employment, other than by reason of his voluntary resignation, non-renewal of his employment agreement or termination for Cause (as defined in his agreement), he will be paid severance equal to his base salary for the greater of the 12 month period immediately following the termination date, or the remainder of the initial term or renewal term of the agreement. After reviewing local, regional and national compensation ranges for Chief Executives Officers of similarly sized companies, the Compensation Committee determined that Mr. Volmershausen's 1998 base salary was competitive.

                               Robert R. Schoeberl
                               Lawrence C. Day
                               David E. Dovenberg

                          SHARE INVESTMENT PERFORMANCE

The following graph shows changes over the past five-year period in the value of $100 invested in (1) the Company's Common Stock; (2) The NASDAQ Index; and (3) an industry group consisting of 54 companies (including the Company) with the same Standard Industrial Classification Code as the Company.

The year-end values of each investment are based on share price appreciated plus dividends paid in cash, assuming the reinvestment of dividends. The calculations exclude trading commissions and taxes.


COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                               FISCAL YEAR ENDING
                              -------------------------------------------------------------------------------------
COMPANY/INDEX/MARKET          12/31/1993     12/30/1994     12/29/1995     12/31/1996     12/31/1997     12/31/1998
Lund Intl Holdings              100.00          82.50          60.00          61.25          59.38          42.50
SIC Code Index                  100.00          84.47          92.66         114.33         147.69         147.18
NASDAQ Market Index             100.00         104.99         136.18         169.23         207.00         291.96


                        ADOPTION OF THE 1999 STOCK OPTION
                                 INCENTIVE PLAN

PROPOSAL 3.

In February 1999, the Board of Directors (the "Board") adopted, subject to stockholder approval, the Company's 1999 Stock Option Incentive Plan (the "Plan") and reserved 500,000 shares of authorized Common Stock, par value of $.10 per share, for issuance upon the exercise of options granted pursuant to the terms of the Plan. The Board considered that, under the Company's existing option plans, only 5,336 options were available for future grant. The acquisition by the Company of Ventshade Holdings, Inc. and Smittybilt, Inc. in December 1998 and February 1999, respectively, greatly increased the size of the Company and the Board wanted to ensure that sufficient options would be available to properly incentivize and reward the Company's new employees as well as to continue benefits for existing employees.

A general description of the basic features of the Plan is presented below, and is qualified in its entirety by reference to the full text of the Plan.

o PURPOSE. The purpose of the Plan is to promote the success of the Company and its subsidiaries by facilitating the employment and retention of competent personnel and by furnishing incentives to key employees upon whose efforts the success of the Company will depend to a significant degree.

o TERM. The term of the Plan expires on February 24, 2009, ten years from the date the Plan was approved by the Board of Directors, unless earlier suspended or discontinued by the Board of Directors.

o ADMINISTRATION. The Plan is administered by the Compensation Committee of the Board of Directors. The Plan gives broad powers to the Board to administer and interpret the Plan, including the authority to select the employees to be granted options and to prescribe the particular form and conditions of each option granted. If the Board so directs, the Plan may be administered by a stock option committee of non-employee directors who are appointed and serve at the pleasure of the Board.

o ELIGIBILITY. All key employees, including officers, of the Company or of any subsidiary are eligible to receive options pursuant to the Plan. As of March 16, 1999, the Company employed 1,265 people on a full-time basis and contracted for the services of 54 additional full-time people. Although the directors who are also key employees are eligible to participate and receive an option under the Plan, no director who is not otherwise engaged as an employee and no member of the Committee is eligible to receive an option.

o OPTIONS. Options granted under the Plan may be either options that qualify as incentive stock options ("Incentive Options") within the meaning of
     Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or those that do not qualify as such incentive options ("Non-Qualified Options"). When an option is granted under the Plan, the Committee, at its discretion, specifies the option exercise price, number of shares of Common Stock which may be purchased upon exercise of the option and whether the option is an Incentive Option. The option exercise price may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Incentive Options granted to an owner of more than 10% of the Company's Common Stock must have an exercise price of at least 110% of the fair market value on the date of grant.

     The term during which the option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise are set by the Committee but in no event may the option be exercisable more than ten years from the date of grant. All options vest immediately upon a Change of Control. A Change of Control is deemed to have occurred if (i) any person or entity becomes the beneficial owner, directly or indirectly, of securities representing in excess of fifty percent (50%) of the voting securities of the Company except for

     (x) persons who, on March 1, 1998 together with their respective affiliates or associates (as such terms are defined under Section 203 of the Delaware General Corporation Law) own securities representing in excess of forty percent (40%) of the voting securities of the Company; or (y) any affiliates or associates to which any person identified in (x) transfers all or any portion of such voting securities (the persons in (x) and (y) being referred to herein as a "40% Holder"); (ii) the Company sells or otherwise disposes of all or substantially all of its assets in a single transaction or series of related transactions; (iii) persons who, at the beginning of any twelve (12) consecutive month period, constitute the Board of Directors of the Company, at the end of such period cease to constitute a majority of the Board of Directors of the Company, unless (a) prior to September 9, 2000, the nomination or appointment of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period or (b) on or after September 9, 2000, the nomination or appointment of each new Director was approved or is ratified by a then 40% Holder or by any Director authorized by such 40% Holder to exercise such approval (either pursuant to that certain Second Amended and Restated Governance Agreement, dated as of December 22, 1998, among the Company, LIH, LIH II, and LIH III or otherwise); (iv) the Company merges or combines with or into any other person or entity and the stockholders of the Company immediately prior to the consummation of the merger own less than fifty percent (50%) of the outstanding voting securities of the surviving entity upon consummation of the merger. Each option granted under the Plan is nontransferable during the lifetime of the optionee. The form of option agreement under which the Committee currently intends to issue options granted under the Plan generally provides that, if the optionee's employment with the Company is terminated before the expiration of the option, the optionee has a right to exercise the option for a limited period of time (typically three months) after his termination. If, however, the termination is because of retirement or death, the option typically is exercisable until its original stated expiration or until the 12-month anniversary of the optionee's retirement or death. The Committee may impose additional or alternative conditions and restrictions on the options granted under the Plan.

     Upon exercise of an option under the Plan, the exercise price is to be paid in cash, by check or by delivering Common Stock of the Company acquired in connection with the exercise or previously owned, unless the Board restricts the use of stock for such purposes.

     The Board of Directors or Committee will equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Company receives no consideration.

o AMENDMENT. The Board of Directors or Committee may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment may impair the terms and conditions of any outstanding option to the material detriment of the optionee. In addition, no such revision or amendment may be made without the approval of the Company's stockholders if such approval is required under Section 16 of the Securities Exchange Act, required by the applicable rules of an exchange or the Nasdaq Stock Market or required to meet the requirements of incentive stock options under the Code.

o FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. Under Section 422 of the Code, a recipient of an Incentive Option receives a tax benefit of income deferral if the recipient meets the holding period requirements of Section
     422. The recipient of an Incentive Option realizes no taxable income when the Incentive Option is granted. If the employee has at all times from the date of grant until three months before the date of exercise been an employee of the Company, the employee will realize no taxable income when an Incentive Option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the option and one year after receipt of the shares, the employee will not realize taxable income until he or she sells the shares. No deduction is allowable to the Company for federal income tax purposes in connection with either the grant or exercise of an Incentive Option. Generally, the recipient of a Non-Qualified Option will recognize compensation income, subject to withholding, on the date the option is exercised in an amount equal to the difference between the fair market value of the common stock on the date of issuance and the exercise price. Upon said exercise, the Company will generally be entitled to a deduction in an identical amount. When the recipient of a Non-Qualified Option disposes of shares acquired upon exercise of the option, any difference between the amount then received and the fair market value on the date of exercise will be treated as a long or short term capital gain, depending on the period of time the shares have been held.

The foregoing summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan itself. The full text of the Plan will be provided to any stockholder who desires a copy, upon written request to the Company, attention Secretary, 911 Lund Boulevard, Minneapolis, Anoka, 55303.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 1999 STOCK OPTION INCENTIVE PLAN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE MEETING IS REQUIRED FOR APPROVAL OF THE PLAN.

             APPROVAL OF CONVERTIBILITY OF SERIES B PREFERRED STOCK

PROPOSAL 4.

The Company sold, in the aggregate, 323,830.3 shares of non-voting Series B Preferred Stock to LIH III, an entity affiliated with Harvest Partners, Inc. ("Harvest"), Massachusetts Mutual Life Insurance Company ("MMLIC"), MassMutual Corporate Investors ("MMCI"), MassMutual Participation Investors ("MMPI"), MassMutual Corporate Value Partners Limited ("MMCVPL"), Liberty Mutual Insurance Company ("Liberty"), and BancBoston Capital Inc. ("BancBoston") (collectively, the "Investors"). The shares were issued in two transactions. The first issuance was on December 22, 1998 and provided part of the financing for the acquisition of Ventshade Holdings, Inc. ("Ventshade"), the parent company of Auto Ventshade Company ("AVS"). The second issuance was on January 27, 1999 and provided part of the financing for the acquisition of Smittybilt, Inc. ("Smittybilt"). The non-voting Series B Preferred Stock is convertible with certain limitations into shares of Common Stock. upon approval by the stockholders of the Company. The Board of Directors recommends the approval of the convertibility of the Series B Preferred Stock into Common Stock. The purchase transaction, the terms of the Series B Preferred Stock, and the approval requirement are described below.

Background

On December 23, 1998, the Company purchased all of the issued and outstanding capital stock of Ventshade for an aggregate purchase price of $66,875,000 excluding direct transaction costs and final adjustments. On January 28, 1999, the Company purchased all of the issued and outstanding capital stock of Smittybilt for an aggregate purchase price of $18,000,000 excluding direct transaction costs.

In order to finance the acquisitions of Ventshade and Smittybilt, the Company used several financing sources: bank borrowings of $34,500,000 from its primary lender; the issuance of subordinated notes of $25,000,000 and warrants to purchase 704,839 of Common Stock, or 70,483.9 shares of Series B Preferred Stock; and $30,000,000 through the sale of equity to the Investors (the "Investor Financing"). Pursuant to the Amended and Restated Governance Agreement among LIH, LIH II and the Company, the approval of the Company's Independent Directors was required for the sale of voting securities by the Company to Harvest or its affiliates. An Independent Directors is defined by the Governance Agreement as any person who is a director of the Company and who is independent of and otherwise unaffiliated with the LIH Entities, the Company or its respective affiliates or associates (other than as directors, or holder of less than 5% of the voting securities, of the Company), and is not an officer or an employee, agent, consultant or advisor (financial, legal or other) of either of the LIH Entities, the Company or their respective affiliates or associates, or in any person who shall have served in any such capacity within the three-year period immediately preceding the date such determination is made.

Accordingly, under the Governance Agreements, when the Company decided to raise $30,000,000 in acquisition financing by selling additional equity to the Investors, the approval of the Independent Directors was required.


Independent Director Consideration of the Investor Financing

The Independent Directors of the Company's Board of Directors, consisting of Messrs. Day, Dovenberg and Schoeberl, met twice to consider the Investor financing. The Board of Directors retained Piper Jaffray Inc. to assist it in their deliberations. The Independent Directors considered the prospects of raising financing through alternative sources and the costs of such alternative sources relative to the Investor Financing. In particular, the Independent Directors considered the likelihood that any sale of equity or subordinated debt in a public or private offering would have to be consummated at a discount to market price and that the costs of any such offering would have been greater than the costs associated with the Investor Financing. The delays inherent in raising financing through alternative means, coupled with the merits of the Investor Financing, led the Independent Directors to conclude that the Investor Financing was the most efficient means to successfully finance the acquisitions of Ventshade and Smittybilt.

However, the Independent Directors placed certain conditions on the Investor Financing. First, they determined that LIH III would only be permitted to purchase shares of voting Common Stock in an amount such that it, together with LIH and LIH II, would have less than 50% of the outstanding voting shares at the date of issuance. The balance of the equity to be purchased would be non-voting Series B Preferred Stock. Each share of Series B Preferred Stock would be convertible into ten shares of Common Stock upon the satisfaction of certain conditions (described below). Also, the Independent Directors determined that the per-share price of the non-voting Series B Preferred Stock, $70.00 per share, would be ten times the price of the voting Common Stock, $7.00 per share. On December 22, 1998, the day preceding the financing transaction., the closing price for the Common Stock was $4.75 per share.

Accordingly, the Independent Directors agreed to recommend that the Company sell to the Investors that number of shares of voting Common Stock which would give the Harvest affiliates an aggregate of 49.9% of the voting Common Stock and shares of a new class of non-voting Series B Preferred Stock that would be convertible into shares of Common Stock if stockholders approve the conversion feature.


The NASD's Stockholder Approval Requirement.

The Company's Common Stock is listed on The Nasdaq Stock Market's National Market ("NM") and the Company has agreed as a condition of its NM listing to comply with the corporate governance requirements of the NASD. One of those requirements is that if shares of common stock which amount to more than 20% of the number of shares outstanding are being issued in connection with an acquisition, stockholder approval for such issuance must be obtained. There was not sufficient time for the Company to call a stockholder meeting and obtain stockholder approval for the financing. Accordingly, the Company discussed with NASD an interpretation of the stockholder approval requirements, pursuant to which:

o the Company could issue voting Common Stock to the Investors in an amount not to exceed 19.9% of the number of such shares outstanding; and
o the Company could issue non-voting preferred stock to the Investors, rather than non-voting Common Stock, which would be convertible into voting Common Stock only upon shareholder approval.


The Investor Financing

On December 22, 1998, the Company entered into two Investment Agreements with the Investors, one for the Ventshade acquisition and one for the Smittybilt acquisition, pursuant to which the Investors agreed to purchase

1,047,412 shares of the Company's Common Stock and 252,401.8 shares of the Company's non-voting Series B Preferred Stock. On January 27, 1999, the Company entered into a First Amendment To Investment Agreement with the Investors, pursuant to which the Investors agreed to purchase 71,428.5 shares of the Company's non-voting Series B Preferred Stock. The Series B Preferred Stock (in the circumstances described herein) is convertible into ten shares of voting Common Stock. The Investors purchased the Series B Preferred Stock at a price of $70.00 per share and the Common Stock at a price of $7.00 per share. The closing price of a share of Common Stock on December 22, 1998 was $4.75. The Company, LIH, LIH II, and LIH III also agreed that, upon the closing of the Investor Financing, they would execute a Second Amended and Restated Governance Agreement (the "Amended Agreement"). The Investment Agreement and First Amendment to Investment Agreement were recommended unanimously by the Independent Directors and approved unanimously by the Board, with Messrs. Kleinman and Wertheim not participating in the vote. On December 18, 1998, Piper Jaffray Inc., a nationally recognized investment bank, issued its opinion that the terms of the Investor Financing were fair to the Company from a financial point of view.

On January 27, 1999, the Investor Financing was closed. As a result of such purchases, LIH, LIH II and LIH III entities currently own in the aggregate 3,149,080 shares of Common Stock, or 49.9% of the voting Common Stock of the Company, and 226,935.6 shares of non-voting Series B Preferred Stock. In addition, an LIH entity, LIH II, owns 1,493,398 shares of non-voting Class B-1 Common Stock, which was purchased in a financing transaction in December 1997. In connection with the closing, the Company filed a Certificate of Designation and Amendment No.1 To Certificate of Designation of the Series B Preferred Stock, which includes a provision that such stock will become convertible into voting Common Stock on a ten-for-one basis upon shareholder approval. Certain terms of the Amended Agreement and the Series B Preferred Stock are summarized below. A copy of the Certificate of Designation and Amendment No. 1 To Certificate of Designation of the Series B Preferred Stock are attached hereto as Appendices A and B.


The Second Amended and Restated Governance Agreement

The Amended Agreement provides that the LIH Entities will not, and will not permit any of their Associates or Affiliates (as defined in the Amended Agreement) to, beneficially own collectively more than 3,306,792 shares (the "Permitted Shares") of the Company's voting Common Stock until the expiration of the agreement in September 2000 or its earlier termination in accordance with its terms; provided, however, that this restriction will not apply in the event of a tender or exchange offer for 50% or more of the total outstanding voting securities of the Company that is initiated by a party other than the Company, the LIH Entities, any of their Affiliates or Associates, or any person acting in concert with the LIH Entities or any of their Affiliates or Associates. The number of Permitted Shares will be increased to include the number of shares of Common Stock into which the shares of Class B-1 Common Stock and Series B Preferred Stock are ultimately converted, if and when such shares of Class B-1 Common Stock and Series B Preferred Stock are converted. The Amended Agreement also provides that the Company can issue additional shares of its Common Stock directly to the LIH Entities or their Affiliates or Associates with the approval of a majority of the Company's Independent Directors. In addition, the Amended Agreement provides that, prior to its termination, the LIH Entities, and each Affiliate or Associate thereof which acquires shares of the Company's Common Stock pursuant to the terms of the Amended Agreement, will not transfer beneficial ownership of such shares to any other Affiliate or Associate unless it becomes a signatory to the Amended Agreement.

The Amended Agreement provides that the number of directors comprising the Company's Board of Directors will be seven, including one individual nominated by LIH; one individual nominated by LIH II; the Company's Chief Executive Officer; and four Independent Directors.

The Amended Agreement also provides that, during its term, the Company and the LIH Entities will use their best efforts to cause the composition of the Company's Board of Directors to continue to reflect the same proportion of directors set forth above. In the event that the aggregate number of shares of the Company's

Common Stock owned by the LIH Entities and any of their Affiliates or Associates falls below 50% of the number of shares of such stock originally acquired by LIH, LIH and LIH II's right to nominate one individual to the Company's Board of Directors terminates. If the holdings of the LIH Entities in the Company fall below 5% of the number of shares of the Company's Common Stock, LIH and LIH II's right to nominate an individual to the Company's Board of Directors terminates.

Finally, the Amended Agreement provides that approval by the Company's Board of Directors of certain corporate transactions requires the affirmative vote of a majority of directors, which majority includes the LIH II Director. Such matters include, but are not limited to, the following: (i) any amendment to the Certificate of Incorporation or Bylaws of the Company; (ii) any acquisition of another business; (iii) any extraordinary sale, lease, transfer or other disposition of the Company's assets, the book value of which exceeds 2% of the consolidated assets of the Company; (iv) any reclassification, combination, split or similar event involving any debt or equity securities of the Company;
(v) any declaration or payment of any dividend or distribution with respect to shares of the Company's capital stock; and (vi) any incurrence of indebtedness not in the ordinary course of the Company's business, if the aggregate amount of such indebtedness, on a consolidated basis, exceeds $5,000,000.

The Amended Agreement terminates on September 9, 2000.


The Series B Preferred Stock

The Series B Preferred Stock is non-voting and coverts on a ten-for-one basis to voting Common Stock only upon the approval by the Company's stockholders of such conversion. Harvest has informed the Company that LIH, LIH II and LIH III will vote their aggregate of 49.9% of the Company's outstanding Common Stock in favor of the proposal.

The Series B Preferred Stock entitles the holders to receive cumulative quarterly cash dividends, when, as and if declared by the Company's Board of Directors, at an annual rate of 15%. Dividends will begin to accrue on April 30, 1999. However, the accrual of the 15% dividends will terminate upon approval by stockholders of the convertibility of the Series B Preferred Stock into Common Stock, as described below.

The Series B Preferred Stock has a stated value of $70.00 per share, may be redeemed by the Company at any time on or after December 29, 2007 and must be redeemed by the Company at the request of a majority of the holders of shares of Series B Preferred Stock then outstanding given at any time on and after the earliest of (i) December 29, 2007, (ii) the first date on which any person or group (as such term is defined in Section 13(d)(3) under the Securities and Exchange Act of 1934) other than LIH, LIH II, LIH III or any of their respective affiliates or associates owns, beneficially and of record, securities representing at least 50% of the Common Stock, excluding any securities acquired by such person, entity or group from LIH, LIH II, LIH III or any of their respective affiliates or associates (a "Change of Control"), (iii) a merger, consolidation, recapitalization, reorganization or similar transaction in which holders of Common Stock are given the opportunity to receive consideration for their shares.

Under the terms of the Series B Preferred Stock, if stockholder approval for convertibility is obtained after April 30, 1999, at the time of conversion, such holder will be entitled to receive a cash payment of all accrued and unpaid dividends on the shares of Series B Preferred Stock then being converted for the period from April 30, 1999 through the date of stockholder approval.

In addition, from and after the earlier of (a) the date on which such stockholder approval is received, and (b) the date on which stockholder approval is not received due to the opposition or abstention from voting with respect to the conversion by any of LIH, LIH II, LIH III or any of their affiliates or associates, (1) dividends on the Series B Preferred Stock will cease to accrue, and the Company will have no obligations to pay any dividends after such date, except with respect to dividends which accrued prior to such date and (2) the Company will have no obligation or right to redeem the Series B Preferred Stock.

Under the terms of the Series B Preferred Stock, even if stockholder approval for convertibility has been received, none of LIH III, any affiliate or associate thereof, (including without limitation, LIH and LIH II) or their respective transferees may convert shares of Series B Preferred Stock into shares of Common Stock until the earliest to occur of (1) September 9, 2000, (2) a Change of Control, (3) the date on which, by the affirmative vote of a majority of the Company's independent directors, such conversion is approved,
(4) the date of any transfer of shares of Series B Preferred Stock by LIH III or any of its affiliates or associates (but the conversion right described in this clause (4) shall apply only with respect to the shares transferred), other than any such transfer (a) by LIH III or any of its affiliates or associates to any person or entity, or immediately after giving effect to such transfer and conversion, the transferee and its affiliates and associates would hold more that 49% of the outstanding Common Stock or (b) to LIH, LIH II, LIH III or any of their respective affiliates and associates, and (5) the first date as of which the LIH, LIH II or LIH III and their respective affiliates and associates own (beneficially and of record), in the aggregate, more than 50% of the outstanding shares of Common Stock in a transaction that is permitted by, or is effected in accordance with the terms of, the Amended Agreement; provided, however, LIH III and its affiliates and associates may, at any time after the stockholders approve the conversion of the Series B Preferred Stock, convert shares of Series B Preferred Stock into Common Stock, at their option, in order to attain or maintain a percentage of outstanding shares of Common Stock held in the aggregate by the LIH, LIH II or LIH III and their respective affiliates or associates that does not exceed 49.9%.

Finally, upon the liquidation of the Company, the holders of the outstanding shares of the Series B Preferred Stock will be entitled to receive a cash amount for each share out of the Company's assets available for distribution to stockholders, before any payment or distribution to stockholders and before any payment or distribution is made to the holders of Common Stock, Class B-1 Common Stock or any other class of preferred stock which ranks junior to the Series B Preferred Stock. If this liquidation occurs on or before the earlier of the date this approval is not received because any of LIH, LIH II or LIH III votes against or abstains from voting for this conversion, holders of the Series B Preferred Stock will be entitled to receive $70.00 plus all accrued and unpaid dividends to the date of final distribution. If the liquidation occurs after the stockholders approve the conversion or after the stockholders fail to approve the conversion because any of LIH, LIH II or LIH III votes against or abstains from voting for the conversion, then the holders of the Series B Preferred Stock will be entitled to receive upon liquidation only any accrued and unpaid dividends to the date of final distribution. If the liquidation occurs after either of such events, the holders of the Series B Preferred Stock also will continue to have a right to any claim on the Company's assets remaining after discharge of its liabilities on an equal basis with the holders of the Company's various classes of common stock.

The terms of the Series B Preferred Stock are described in greater detail in the Certificates of Designation, attached as Exhibits hereto, and stockholders should carefully review these documents.


Other Provisions

Other than as set forth above, no provisions in the Amended Agreement or the Certificates of Designation restrict transferability or discriminate against LIH, LIH II, or LIH III as a result of such holders holding a substantial amount of securities. There is no restriction on the repurchase or the redemption of shares while there is any arrearage in the payment of dividends and there are no sinking fund requirements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE CONVERTIBILITY OF THE SERIES B PREFERRED STOCK INTO VOTING COMMON STOCK ON A TEN-FOR-ONE BASIS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF PROPOSAL 4.

LIH, LIH II and LIH III hold in the aggregate 49.9% of the outstanding Common Stock and have indicated that they intend to vote in favor of Proposal 4.


              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

PROPOSAL 5.

Subject to approval by the stockholders, the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the Company's independent accountants for the current year. PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1996.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not approve the selection of PricewaterhouseCoopers LLP as the Company's independent accountants, the selection of such auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE CURRENT FISCAL YEAR. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL.

                              STOCKHOLDER PROPOSALS

Any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2000 Annual Meeting must be received by the Company at its office by February 21, 2000, to be considered for inclusion in the Company proxy statement and related proxy for the 2000 Annual Meeting.

                                 OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. If any other matter does properly come before the meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

                                  ANNUAL REPORT

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material, except for such financial statements.

REQUESTS SHOULD BE SENT TO THE CORPORATE SECRETARY, LUND INTERNATIONAL HOLDINGS, INC., 911 LUND BOULEVARD, ANOKA, MINNESOTA 55303.


Dated: April 7, 1999
Anoka, Minnesota

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES B PREFERRED STOCK

                        LUND INTERNATIONAL HOLDINGS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware



         The undersigned, Dennis W. Vollmershausen, hereby certifies that:

         A. He is the duly elected and acting Chief Executive Officer of LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Corporation").

         B. Pursuant to authority given by the Corporation's Certificate of Incorporation, as amended through the date hereof (the "Certificate of Incorporation"), the Board of Directors of the Corporation duly adopted the following resolutions on December 18, 1998, creating a new series of 362,709 shares of Preferred Stock designated as "Series B Preferred Stock."

         C. The resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

         RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, the Board of Directors hereby fixes and determines the powers, preferences, rights and limitations of a series of Preferred Stock, which shall consist of 362,709 shares and shall be designated as Series B Preferred Stock (the "Series B Preferred Stock"), as follows:


4D. Series B Preferred Stock.

         (i) Designation: Stated Value. There shall be a series of Preferred Stock designated as "Series B Preferred Stock." The number of shares initially constituting such series shall be 362,709. The Series B Preferred Stock shall have a stated value of $70.00 per share (the "Stated Value").

         (ii) Rank. The Series B Preferred Stock shall, with respect to dividend and other distribution rights, and rights on liquidation, dissolution and winding up, rank (a) prior to the Trigger Date (as defined in Part (vi)(a) below), (i) PARI PASSU with any class of capital stock or series of Preferred Stock hereafter created which expressly provides that it ranks PARI PASSU with the Series B Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Parity Securities"), and (ii) senior to (x) the Common Stock, the Class B Common Stock and all other securities of any class or classes (however designated) of the Corporation (other than the Series B Preferred Stock) the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up (collectively, the "Common Stock Instruments") and (y) any other class or series of Preferred Stock hereafter created which does not expressly provide that it ranks PARI PASSU with the Series B Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Junior Securities"), and (b) from and after the Trigger Date, (i) PARI PASSU with the Parity Securities, and senior to the Common Stock Instruments and the Junior Securities, but only in the case of dividends accrued pursuant to Part (iii) hereof, and (ii) in all other cases, PARI PASSU with the Common Stock Instruments, provided that, for purposes of this clause (b)(ii), each share of Series B Preferred Stock shall be deemed to constitute the equivalent of the number of shares of Common Stock which the holder of such share would receive if such share were converted into shares of Common Stock at the Series B Conversion Ratio as then in effect. The terms "Parity Securities" and "Junior Securities" as used herein with respect to any class or series of capital stock shall only be deemed to refer to such class or series to the extent that it ranks (i) PARI PASSU with or (ii) not PARI PASSU with, as applicable, the Series B Preferred Stock with respect to dividends, other distributions, liquidation preference or otherwise. Prior to the Trigger Date, the Corporation shall not issue any capital stock or other equity securities ranking senior to the Parity Securities with respect to dividends, distributions, liquidation preference or otherwise.

         (iii) Dividends.

                  (a) Subject to Part (vi)(a) hereof:

                           (x) The holders of shares of Series B Preferred Stock
                  shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent funds are legally available therefor in accordance with the Delaware General Corporation Law, a dividend for each such share, payable quarterly, as provided below, on the last day of each January, April, July and October, commencing on July 31, 1999 (each such date hereinafter referred to as a "Dividend Payment Date"), except that if such date is not a Business Day, then such dividend shall be payable on the next succeeding Business Day, to the holders of record as they appear on the register of the Corporation for the Series B Preferred Stock of the Corporation five Business Days prior to such Dividend Payment Date (the "Dividend Record Date").

                           (y) Dividends on the Series B Preferred Stock shall
                  accrue and be paid at a rate per annum equal to 15% percent of the Stated Value of each share of Series B Preferred Stock outstanding on the Dividend Record Date with respect to a Dividend Payment Date.

                  (b) Dividends on the Series B Preferred Stock shall be cumulative and shall accrue from (and including) April 30, 1999, to but excluding the Trigger Date, whether or not such dividends have been declared. Accrued but unpaid dividends, whether or not declared, shall compound quarterly at a rate per annum equal to 15% of the aggregate amount thereof' from the Dividend Payment Date on which such dividend was payable as herein provided until payment of such dividend. Notwithstanding anything to the contrary contained herein, dividends shall cease to accrue on the Trigger Date, and the Corporation shall have no obligation to pay any dividends subsequent to the Trigger Date, except as provided for herein with respect to dividends which accrued prior to the Trigger Date.

                  (c) For so long as any shares of Series B Preferred Stock shall be outstanding, no dividend or distribution, whether in cash, stock or other property, shall be paid, declared and set apart for payment or made on any date on or in respect of any Common Stock Instruments or Junior Securities and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation of any Common Stock Instruments or Junior Securities shall be made on any date unless, in each case, the full amount of unpaid dividends accrued on all outstanding shares of Series B Preferred Stock shall have been paid or contemporaneously are declared and paid; provided, however, that the foregoing provisions of this sentence shall not prohibit (i) a dividend payable solely in Common Stock Instruments or Junior Securities, or (ii) the acquisition of any Common Stock Instruments or Junior Securities upon conversion or exchange thereof into or for any shares or units of any other class of Common Stock Instruments or Junior Securities.

         In the event that the dividend to be paid to any holder of shares of Series B Preferred Stock shall be a fractional interest in a share of Series B Preferred Stock then a fractional share of Series B Preferred Stock shall be issued to such holder of shares of Series B Preferred Stock.

         (iv) Redemption. Subject to Part (vi)(a) hereof:

                  (a) Redemption by Corporation. To the extent funds are legally available therefor, the Corporation may, at any time on or after December 29, 2007 redeem for the Redemption Price each share of Series B Preferred Stock then outstanding; provided, however, that the Corporation may not redeem any shares of Series B Preferred Stock as to which the holder thereof, prior to the expiration of the relevant 30-day notice period, has advised the Corporation that the conversion of such shares into shares of Common Stock would result in such holder or any of its Affiliates being subject to a Regulatory Problem. To the extent funds are legally available therefor, the Corporation shall, at the request of a majority of the holders of shares of Series B Preferred Stock then outstanding given at any time on and after the Put Date, redeem for the Series Redemption Price each share of Series B Preferred Stock then outstanding. The date on which shares are redeemed pursuant to this Part iv(a) of Section 4D is referred to herein as the "Series Redemption Date." If on the Series Redemption Date there shall be insufficient funds of the Corporation legally available for such redemption, such amount of funds as is legally available shall be used to discharge the redemption requirement. Such redemption requirement shall be cumulative so that if such requirement shall not be fully discharged for any reason, funds legally available therefor shall immediately be applied thereto upon receipt by the Corporation until such requirement is discharged in full. The redemption price (the "Series Redemption Price") for each outstanding share of Series B Preferred Stock to be redeemed pursuant to this Part (iv)(a) of Section 4D shall be the sum (payable in cash) of (x) the Stated Value plus (y) an amount equal to all accrued and unpaid dividends thereon to the Series Redemption Date.

                  (b) Payment of Series Redemption Price. On the Series Redemption Date, the Corporation shall pay to the holder of each share of Series B Preferred Stock being redeemed, upon surrender by such holder at the Corporation's principal executive office of the certificate representing such share, duly endorsed in blank or accompanied by an appropriate form of assignment, the Series Redemption Price.

                  (c) Redeemed or Otherwise Acquired Shares Not to be Reissued. All shares of Series B Preferred Stock redeemed pursuant to this Part
         (iv) of Section 4D or otherwise acquired by the Corporation shall be retired and shall not thereafter be reissued.

                  (d) Determination of Number of Each Holder's Shares to be Redeemed. If, for any reason, less than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to Part (iv)(a) of this Section 4D, the Corporation shall determine the shares held by each holder of Series B Preferred Stock to be redeemed as hereinafter provided. The number of shares to be redeemed from each holder thereof shall be the number of shares determined by multiplying the total number of shares to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series B Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Series B Preferred Stock then outstanding.

                  (e) Notice of Redemption. Notice of any redemption of Series B Preferred Stock pursuant to Part (iv)(a) of this Section 4D, specifying the time and place of redemption and the Series Redemption Price, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the Corporation's records, not less than 30 days prior to the date on which such redemption is to be made; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series B Preferred Stock to be redeemed. Such notice shall also specify the number of shares of each holder thereof and the certificate numbers thereof which are to be redeemed. In case less than all the shares represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder thereof without cost to such holder.

                  (f) Dividends After Redemption Date. Unless the Series Redemption Price in respect of a share of Series B Preferred Stock is not paid in full to the holder thereof, from and after the Series Redemption Date, such share of Series B Preferred Stock shall not be entitled to any dividends accruing after such date, all rights of the holder of such share, as a stockholder of the Corporation by reason of the ownership of such share, shall cease, except the right to receive the Series Redemption Price of such share upon the presentation and surrender of the certificate representing such share, and such share shall not after such date be deemed to be outstanding for any purpose.

         (v) Liquidation Rights.

                  (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive for each such share, out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution to stockholders and before any payment or distribution shall be made to the holders of Common Stock Instruments or any Junior Securities upon liquidation, an amount in cash equal to the sum of (x) in the event that such liquidation, dissolution or winding up occurs on or prior to the Trigger Date, the Stated Value, plus (y) all accrued and unpaid dividends in respect of such share to the date of final distribution (the "Liquidation Preference"). If the holders are not entitled to receive the Stated Value on a preferential basis because the liquidation, dissolution or winding up of the Corporation occurs on or after the Trigger Date, then such holders shall continue to have a right and claim to the remaining assets of the Corporation on a PARI PASSU basis with the holders of the Common Stock Instruments, as contemplated by clause (b)(ii) of Part (ii) above.

                  (b) Subject to paragraph (a) above, after the payment to the holders of the Series B Preferred Stock of the full preferential amounts provided for in this Part (v) of Section 4D, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                  (c) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation are insufficient to permit the payment in full of the Liquidation Preference for each share of Series B Preferred Stock then outstanding, then the assets of the Corporation remaining shall be ratably distributed among the holders of Series B Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

                  (d) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

         (vi) Conversion.

                  (a) At any time after the Stockholder Approval has been obtained, each share of Series B Preferred Stock shall be convertible into 10 shares of Common Stock (as adjusted from time to time pursuant to paragraph (g) below, the "Series B Conversion Ratio"), in each case at the option of the holder thereof, so long as none of it or its Affiliates will be subject to a Regulatory Problem as a result of such conversion; provided, however, that in the event that Stockholder Approval occurs after April 30, 1999, upon the conversion of any shares of Series B Preferred Stock pursuant to this Part (vi)(a), in addition to the shares of Common Stock to be received by the holder of such shares of Series B Preferred Stock, such holder shall receive a cash payment of all accrued and unpaid dividends on the shares of Series B Preferred Stock then being converted by it; and provided, further, that from and after the earlier of (x) the date on which Stockholder Approval is received, and (y) the date on which a stockholders' meeting is held but Stockholder Approval is not received due to the fact that any of LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC, or their respective Associates, cast votes in opposition to or abstain from voting on the conversion of the Series B Preferred Stock (such earlier date, the "Trigger Date"), (i) the provisions of Article Four,
         Section 4D, Part (iv) shall be null and void and of no further force and effect and (ii) dividends on the Series B Preferred Stock shall cease to accrue pursuant to Part (iii)(a)(y) above, it being understood that the holders of shares of Series B Preferred Stock shall continue to be entitled to receive accrued but unpaid dividends as contemplated by Part (iii)(b) above. Except for its right to receive such accrued but unpaid dividends, from and after the Trigger Date, each holder of shares of Series B Preferred Stock shall, with respect to dividends and liquidation, be treated as if such holder held the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible.

                  (b) Each conversion of shares of Series B Preferred Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate in writing to the holders of the Series B Preferred Stock) at any time during normal business hours. Each conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates were surrendered. At such time, the rights of the holder of the converted Series B Preferred Stock (in its capacity as such) will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (c) Following each surrender of certificates pursuant to paragraph (b) above, the Corporation will issue and deliver, in accordance with the surrendering holder's instructions, (x) the certificate or certificates for the Common Stock issuable upon such conversion, and (y) any cash payment required to be made pursuant to Part (vi)(a) of Section 4D.

                  (d) The issuance of certificates representing shares of Common Stock upon conversion of any shares of Series B Preferred Stock will be made without charge to the holders of such converted or newly issued shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

                  (e) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock the number of such shares sufficient for issuance upon the conversion hereunder, at the Series B Conversion Ratio as then in effect, of all the shares of Series B Preferred Stock then outstanding.

                  (f) The Corporation will not close its books against the transfer of Common Stock in any manner which would interfere with the timely conversion of any shares of Series B Preferred Stock.

                  (g) If the Corporation at any time or from time to time after the Issue Date declares any dividend payable in shares of Common Stock or effects a subdivision of the outstanding Common Stock or combines the outstanding shares of the Common Stock, then, in each such case, the Series B Conversion Ratio in effect immediately prior to such event shall be adjusted so that each holder of shares of Series B Preferred Stock shall have the right to convert its shares of Series B Preferred Stock into the number of shares of the Common Stock which it would have owned after the event had such shares of Series B Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Part (vi)(g) of Section 4D shall become effective as of the date and time the subdivision or combination becomes effective.

                  (h) In connection with any merger, consolidation, recapitalization, reorganization or similar transaction in which holders of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, then, in all such circumstances, unless otherwise approved by a majority of the holders of the then outstanding shares of Series B Preferred Stock voting as a separate class, all holders of Series B Preferred Stock shall be given the opportunity to receive (x) the same consideration per share for their shares (calculated as if such shares of Series B Preferred Stock had been converted into shares of Common Stock at the

         Series B Conversion Ratio then in effect ) as is received by the holders of Common Stock, including, but not limited to, form, amount and timing of payment, plus (y) if such event occurs after April 30, 1999, all accrued and unpaid dividends with respect to such shares of Series B Preferred Stock.

                  (i) Notwithstanding the provisions of Part (vi)(a) hereof, but provided that the Stockholder Approval has been received, none of LIH Holdings III, LLC, nor any Associate thereof, or their respective transferees may convert shares of Series B Preferred Stock into shares of Common Stock until the earliest to occur of (a) September 9, 2000;
         (b) the first date as of which any person or group (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) other than LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC or any of their respective Associates owns, beneficially and of record, securities representing at least 50% of the Common Stock on a Fully-Diluted Basis, excluding any securities acquired by such person or group from LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC, or any of their respective Associates;
         (c) the date on which, by the affirmative vote of a majority of the Independent Directors, such conversion is approved; (d) the date of any transfer of shares of Series B Preferred Stock by LIH Holdings III, LLC or any of its Associates (but the conversion right provided by this clause (d) shall apply only with respect to the shares transferred) other than any such transfer (A) by LIH Holdings III, LLC or any of its Associates to any person if, immediately after giving effect to such transfer and conversion, the transferee and such transferee's Associates would hold more than 49% of the outstanding Common Stock, or
         (B) to LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC or any of their respective Associates; and (e) the first date as of which LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC and their respective Associates own (beneficially and of record), in the aggregate, more than 50% of the outstanding shares of Common Stock in a transaction that is permitted by, or is effected in accordance with the terms of, the Second Amended and Restated Governance Agreement; provided, however, that LIH Holdings III, LLC and its Associates may, at any time after the Stockholder Approval has been obtained, convert shares of Series B Preferred Stock into Common Stock, at their option, in order to attain or maintain a percentage of outstanding shares of Common Stock held in the aggregate by LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC and their respective Associates that does not exceed 49.9%.

         (vii) Voting Rights. Except as expressly provided herein or as required under the Delaware General Corporation Law, on all matters to be voted on by the Corporation's stockholders, holders of shares of Series B Preferred Stock will be entitled to no voting rights.

         (viii) Certain Defined Terms. As used in Section 4D, the following capitalized terms shall have the following meanings:

                  "Affiliate" means, as applied to any person, (i) any other person directly or indirectly controlling, controlled by or under common control with that person, (ii) any other person that owns or controls 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any right to acquire securities) of that person or any of its Affiliates, or (iii) any member, director, partner, officer, agent, employee or relative of that person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through ownership of voting securities or by contract or otherwise.

                  "Associate" means an affiliate or associate of a person, as such terms are defined in Section 203 of the Delaware General Corporation Law.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Minnesota are authorized or obligated to close.

                  "Equity Equivalents" means (a) the Class B-l Common Stock, (b) the Series B Preferred Stock and (c) any other securities which, by their terms, are or may be exercisable, convertible or exchangeable for or into Common Stock at the election of the holder thereof.

                  "Fully-Diluted Basis" means, with respect to the calculation of the number of shares of Common Stock, (i) all shares of Common Stock outstanding at the time of determination and (ii) all shares of Common Stock issuable upon the exercise, conversion or exchange of any Equity Equivalents outstanding at the time of determination.

                  "Independent Director" means any person who is a director of the Corporation who is independent of and otherwise unaffiliated with LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC, the Corporation or any of their respective Associates (other than as a director, or holder of beneficial ownership of less than 5% of the voting securities of the Corporation), and shall not be an officer or an employee, agent, consultant or advisor (financial, legal or other) of LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC, or their respective Associates, or any person who shall have served in any such capacity within the three-year period immediately preceding the date such determination is made.

                  "Issue Date" means, as to any share of Series B Preferred Stock, the date of original issuance thereof by the Corporation.

                  "Person" or "person" means any individual, corporation, joint stock corporation, limited liability company or partnership, general partnership, limited partnership, proprietorship, joint venture, other business organization, trust, union, association, governmental authority or other entity of any kind.

                  "Put Date" means the earlier of (a) December 29, 2007, (b) the first date as of which any person or group (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) other than LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC or any of their respective Associates owns, beneficially and of record, securities representing at least 50% of the Common Stock, excluding any securities acquired by such person or group from LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC, or any of their respective Associates, and (c) the first date as of which

                  (and immediately prior to) the occurrence of any of the events described in Part (vi)(h) of Section 4D.

                  "Regulatory Problem" means, with respect to any holder of shares of Series B Preferred Stock, any set of facts or circumstances wherein such holder has made a good faith determination that such holder or such holder's Affiliates own, control or have power over a quantity of securities of any kind issued by the Corporation which exceeds any limitation to which it is (or they are) subject, or which is otherwise not permitted, under any law, rule or regulation of any governmental authority (including any position to that effect taken by such governmental authority).

                  "Second Amended and Restated Governance Agreement" means the Second Amended and Restated Governance Agreement, dated as of December 22, 1998, among LIH Holdings, LLC, LIH Holdings II, LLC, LIH Holdings III, LLC, and the Corporation, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

                  "Stockholder Approval" means the approval of at least a majority of the holders of the then outstanding shares of Common Stock present at a meeting called to approve the conversion of shares of Series B Preferred Stock into shares of Common Stock as provided herein.

         RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation, in the name of and on behalf of the Corporation, and to the extent required under its corporate seal, to execute and deliver any and all other instruments, certificates and other documents, and to do any and all other acts and things, including the expenditure of corporate funds, that said officers shall deem necessary or appropriate in order to fully carry out the intent and accomplish the purposes of the resolutions adopted hereby.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Dennis W. Vollmershausen, its Chief Executive Officer, and attested by Ron Fox, its Assistant Secretary, this 22nd day of December, 1998.


                                       LUND INTERNATIONAL HOLDINGS, INC.

                                       By:   /s/ Dennis W. Vollmershausen
                                       Name:  Dennis W. Vollmershausen
                                       Title:     Chief Executive Officer
Attest:

/s/ Ron Fox
Name:    Ron Fox
Title:   Assistant Secretary

                                 AMENDMENT NO. 1
                                       TO
               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES B PREFERRED STOCK

                        LUND INTERNATIONAL HOLDINGS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware



         The undersigned, Dennis W. Vollmershausen, hereby certifies that:

         A. He is the duly elected and acting Chief Executive Officer of LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Corporation").

         B. Pursuant to authority given by the Corporation's Certificate of Incorporation, as amended through the date hereof (the "Certificate of Incorporation"), the Board of Directors of the Corporation duly adopted resolutions on December 18, 1998, creating a new series of 362,709 shares of Preferred Stock designated as "Series B Preferred Stock" and authorizing the filing of a Certificate of Designation, Preferences and Rights of Series B Preferred Stock.

         C. Pursuant to authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation duly adopted resolutions on January 26, 1999 to amend the Certificate of Designation, Preferences and Rights of Series B Preferred Stock to increase the number of shares of the Series B Preferred Stock to 394,315 (the "Amending Resolutions").

         D. The Amending Resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

         RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, the Board of Directors hereby amends in its entirety Section 4D(i) of the Certificate of Designation, Preferences and Rights of Series B Preferred Stock, to read in its entirety as follows:


4D.  Series B Preferred Stock.

         (i) Designation: Stated Value. There shall be a series of Preferred Stock designated as "Series B Preferred Stock." The number of shares constituting such series shall be 394,315. The Series B Preferred Stock shall have a stated value of $70.00 per share (the "Stated Value").

         FURTHER RESOLVED, This Amendment is effective as of the date hereof, and is limited to matters expressly set forth herein and that in all other respects the Certificate of Designation, Preferences and Rights of Series B Preferred Stock shall remain unchanged and all terms thereof shall remain in full force and effect.

         FURTHER RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation, in the name of and on behalf of the Corporation, and to the extent required under its corporate seal, to execute and deliver any and all other instruments, certificates and other documents, and to do any and all other acts and things, including the expenditure of corporate funds, that said officers shall deem necessary or appropriate in order to fully carry out the intent and accomplish the purposes of the resolutions adopted hereby.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Dennis W. Vollmershausen, its Chief Executive Officer, and attested by Ron Fox, its Assistant Secretary, this 26th day of January, 1999.


                                        LUND INTERNATIONAL HOLDINGS, INC.



                                        By:  /s/ Dennis W. Vollmershausen
                                        Name:  Dennis W. Vollmershausen
                                        Title:     Chief Executive Officer


Attest:



/s/ Ron Fox
Name:    Ron Fox
Title:   Assistant Secretary

                                PRELIMINARY COPY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        LUND INTERNATIONAL HOLDINGS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 27, 1999


The undersigned hereby appoints Ronald C. Fox and Kathy R. Smith, or either of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of stockholders of Lund International Holdings, Inc., a Delaware corporation, (hereinafter referred to as the "Company"), to be held on Tuesday, April 27, 1999 at 11:00 a.m., Central Daylight Time, and any adjournment thereof, and thereat to vote the undersigned's shares in the Company.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-5.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING PROPOSALS:

1.   TO SET THE NUMBER OF DIRECTORS AT SEVEN (7):

                                    FOR            AGAINST             ABSTAIN
                                    ---            -------             --------

2.   ELECTION OF DIRECTORS: To elect Ira D. Kleinman, David E. Dovenberg, Robert
     R. Schoeberl, Dennis W. Vollmershausen, Harvey J. Wertheim and Lawrence C. Day.

     FOR all nominees               WITHHOLD                  (INSTRUCTION: To withhold authority to vote for
     listed (except as              AUTHORITY                 any individual nominee, write that nominee's name
      marked to the               to vote for all             in the space provided below)
       contrary)                  nominees listed

     ---------------              ---------------             --------------------------------------------------

3. TO ADOPT THE 1999 STOCK OPTION INCENTIVE PLAN.

                                    FOR            AGAINST             ABSTAIN
                                    ---            -------             --------

4. TO APPROVE THE CONVERTIBILITY OF SERIES B PREFERRED STOCK.

                                    FOR            AGAINST             ABSTAIN
                                    ---            -------             --------

5. TO APPROVE THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                    FOR            AGAINST             ABSTAIN
                                    ---            -------             --------

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                  The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and the accompanying Proxy Statement, each dated April 7, 1999.

                  Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                  Dated: _____________________________________________, 1999

                  __________________________________________________________
                  Signature
                  __________________________________________________________
                  Signature if held jointly

                  Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.